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                                   EXHIBIT 4.4

                             AMENDMENT NUMBER THREE
                       TO THE ALLIANCE GAMING CORPORATION
                          2001 LONG-TERM INCENTIVE PLAN

         WHEREAS, Alliance Gaming Corporation ("the Company") has adopted the Alliance Gaming Corporation 2001 Long Term Incentive Plan (the "Plan") which plan was approved by the stockholders of the Company on December 11, 2001.

         WHEREAS, the Company has determined that an amendment should be made to the Plan to increase the number of shares of the Common Stock issuable thereunder 4,000,000 shares, which increase was approved by affirmative vote of the holders of a majority of the shares of the Company's voting stock at the annual stockholders meeting held on December 3, 2002.

         WHEREAS, the Company is authorized to amend the Plan pursuant to
Section 17 thereof.

         NOW, THEREFORE, the Plan is hereby amended as follows:

         1. That the first sentence of section 3 of the Plan is amended by replacing 1,000,000, with 4,000,000, so that the first sentence of section 3, as amended, reads in its entirety as follows:

                           "Limitation on Number of Shares. The number of shares
                  which may at any time be made subject to options or Stock Appreciation Rights, or which may be issued upon the exercise of options or Stock Appreciation rights granted under the Plan or made subject to grants of restricted stock, is limited to an aggregate of 4,000,000 shares of the common stock, $.10 par value, of the Company (the "Stock")."

                  Executed this 3rd day of December, 2002, to be effective as of the date hereof.

                                               ALLIANCE GAMING CORPORATION

                                               By:       /s/   Mark Lerner
                                                 -------------------------------
                                                          Mark Lerner, Secretary